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                                                                    EXHIBIT 99.1


(WCC LETTERHEAD)                                                    NEWS RELEASE
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                        WACKENHUT CORRECTIONS CORPORATION
                         ADOPTS SHAREHOLDER RIGHTS PLAN

BOCA RATON, FLA. - OCTOBER 9, 2003 -- WACKENHUT CORRECTIONS CORPORATION (NYSE:
WHC) ("WCC") announced today that it has adopted a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan, which is similar to those adopted by many public companies, is designed to protect long-term shareholder value, to help ensure that all shareholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive takeover tactics which may be used to gain control of WCC without paying all shareholders a fair control premium.

George C. Zoley, Chairman and Chief Executive Officer of WCC, said: "WCC believes shareholder rights plans allow public companies to better preserve and enhance shareholder value. The WCC Shareholder Rights Plan will help to ensure that any proposed transaction involving WCC is in the best interests of all WCC shareholders." Mr. Zoley noted that the adoption of the Rights Plan is simply a matter of good corporate planning and that it is not in response to any specific known effort to acquire control of WCC.

In connection with the adoption of the Rights Plan, WCC's Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of WCC's Common Stock. The distribution of the rights will be made on October 23, 2003, and is payable to shareholders of record at the close of business on that date. Initially, the rights are represented by Common Stock certificates and are not exercisable. Under certain circumstances, each of the rights will entitle the holder to purchase one-thousandth (1/1000) of a share of a newly designated series of preferred stock of WCC. The rights will expire on October 9, 2013.

In general, the rights will be exercisable if a person or group becomes the beneficial owner of 15% or more of WCC's Common Stock or commences, or publicly announces an intention to commence, a tender offer or exchange offer which would result in its ownership of 15% or more of the Common Stock. In the event that a person or group were to become the beneficial owner of 15% or more of the Common Stock, all holders of rights, other than the acquiring person or group, would, upon the payment of the exercise price, be entitled to purchase Common Stock of WCC at a 50% discount to the then-current market price of the Common Stock. The initial exercise price of each right is $60.00. If WCC were to merge into another company, another company were to merge into WCC (where WCC is the surviving company and WCC's Common Stock is exchanged for securities of the other company), or 50% or more of WCC's assets or earning power were to be sold in one or more related transactions, each right would entitle the holder of the right, upon the payment of the exercise price, to purchase common stock of the acquiring company at a 50% discount to its then-current market price.

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At any time after a person or group becomes the beneficial owner of 15% or more of WCC's Common Stock, WCC's Board of Directors may opt to exchange one share of Common Stock for each right, other than rights held by the acquiring person or group. WCC's Board of Directors also may generally redeem the rights at any time until a person or group becomes the beneficial owner of 15% or more of the Common Stock. The redemption price is $0.01 per right.

WCC will mail a summary of the Rights Plan to all shareholders of record as of October 23, 2003. In addition, a copy of the Rights Plan will be filed with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K.

WCC is a world leader in the delivery of correctional and detention management, health and mental health services to federal, state and local government agencies around the globe. WCC offers a turnkey approach that includes design, construction, financing and operations. The Company represents government clients in the United States, Australia, South Africa, New Zealand, and Canada servicing 49 facilities with a total design capacity of approximately 36,000 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the ability of the Rights Plan to protect long-term shareholder value, thwart coercive or unwanted takeover attempts, ensure that all of WCC's shareholders receive fair and equal treatment in the event of a proposed takeover, deliver a fair control premium in a takeover and ensure that any proposed transaction involving WCC is in the best interests of all WCC shareholders; (2) WCC's ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with WCC's ability to control operating costs associated with contract start-ups; (4) WCC's ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into WCC's operations without substantial costs; (5) WCC's ability to win management contracts for which it has submitted proposals and to retain existing management contracts;
(6) WCC's ability to obtain future financing on acceptable terms; (7) WCC's ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in WCC's Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.


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